Exhibit 12.1

Exelon Corporation

Ratio of Earnings to Fixed Charges

	2009	2010	2011	2012	2013	3 Months Ended March 31, 2014
Pre-tax income from continuing operations	4,418	4,221	3,952	1,798	2,773	39
Plus: Loss from equity investees	27	—	1	91	(10)	19
Less: Capitalized interest	(55)	(43)	(57)	(75)	(67)	(20)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest	4,390	4,178	3,896	1,814	2,696	38
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	761	836	761	1,055	1,470	256
Interest component of rental expense (a)	230	241	237	310	269	76

Total fixed charges	991	1,077	998	1,331	1,705	332

Pre-tax income from continuing operations after adjustment for income or loss from equity investees and capitalized interest plus fixed charges	5,381	5,255	4,894	3,145	4,401	370
Ratio of earnings to fixed charges	5.4	4.9	4.9	2.3	2.6	1.1

(a) Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.

Exelon Corporation

Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	2009	2010	2011	2012	2013	3 Months Ended March 31, 2014
Pre-tax income from continuing operations	4,418	4,221	3,952	1,798	2,773	39
Plus: Loss from equity investees	27	—	1	91	(10)	19
Less: Capitalized interest	(55)	(43)	(57)	(75)	(67)	(20)
Preference security dividend requirements	(7)	(7)	(6)	(26)	(32)	(1)

Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements	4,383	4,171	3,890	1,788	2,664	37
Fixed Charges:
Interest expensed and capitalized, amortization of debt discount and premium on all indebtedness	761	836	761	1,055	1,470	256
Interest component of rental expense (a)	230	241	237	310	269	76
Preference security dividend requirements of consolidated subsidiaries	7	7	6	26	32	1

Total fixed charges	998	1,084	1,004	1,357	1,737	333
Pre-tax income from continuing operations after adjustment for income or loss from equity investees, capitalized interest and preference security dividend requirements plus fixed charges	5,381	5,255	4,894	3,145	4,401	370
Ratio of earnings to fixed charges and preferred stock dividends	5.4	4.8	4.9	2.3	2.5	1.1

(a)	Represents one-third of rental expense relating to operating leases, which is a reasonable approximation of the interest factor.